Exhibit 10.8

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of November 4, 2021 (the “Effective Date”), between ACFP Management, Inc. (the “ACFP”), BurgerFi International, Inc. (“BurgerFi” or the “Company”), and Ian Baines (the “Executive”) (each a “Party” and collectively, the “Parties”).

W I T N E S S E T H

WHEREAS, the Company is party to that certain stock purchase agreement dated October 8, 2021, as amended and restated pursuant to that certain Amended and Restated Stock Purchase Agreement dated November 3, 2021 (the “Purchase Agreement”) with Hot Air, Inc. (“Hot Air”) and Cardboard Box, LLC (“Seller”) whereby the Company will acquire from Seller all of the outstanding shares of common stock of Hot Air;

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Parties wish to amend and supersede that certain Employment Agreement, dated January 8, 2020, by and between ACFP Management, Inc. and Ian Baines, as amended (the “Prior Employment Agreement”);

WHEREAS, the Parties wish to terminate that Prior Employment Agreement as of the Effective Date of this Amended and Restated Employment Agreement;

WHEREAS, the Company desires to employ the Executive as the Chief Executive Officer of the Company; and

WHEREAS, the Parties desire to enter into this Amended and Restated Employment Agreement as to the terms of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) Beginning on November 8, 2021, Executive shall serve the Company as Chief Executive Officer and shall report exclusively and directly to the Board of Directors and its Executive Chairman. Executive shall perform the duties consistent with Executive’s title and position and such other duties commensurate with such position and title as shall be specified or designated by Company from time to time. Subject to Executive’s appointment thereto, and without additional compensation, Executive shall hold such other or additional titles and serve in such other or additional capacities to which Executive may be appointed from time to time in Company and its affiliated companies, provided such titles and additional capacities are consistent with Executive’s above-stated position and duties. The principal place of performance by Executive of Executive’s duties hereunder shall be Fort Lauderdale, Florida, although Executive may be required to reasonably travel outside of such area in connection with the performance of Executive’s duties. Notwithstanding anything to the contrary in this Agreement, if the PurchaseAgreement is terminated for any reason without the consummation of the transactions contemplated thereby, this Agreement will be null and void ab initio, and the Prior Employment Agreement shall remain in full force and effect.

(b) The Executive’s employment hereunder shall commence on November 8, 2021 (the “Commencement Date”), subject to satisfaction of conditions set forth in Section 22. During the Executive’s employment hereunder, the Executive shall devote all of the Executive’s business time, energy and skill and the Executive’s best efforts to the performance of the Executive’s duties with the Company.

2. AT WILL EMPLOYMENT. Employment with the Company is “at-will.” This means that employment with the Company is at will and either the Executive or the Company may terminate the employment relationship, for any reason, at any time, subject to Section 7 below.

3. BASE SALARY. The Company agrees to pay the Executive a base salary at an annual rate of not less than $523,628, payable in accordance with the regular payroll practices of the Company or one of its affiliates (including, without limitation, ACFP), but not less frequently than monthly. The Executive’s Base Salary shall be subject to annual review for increase by the Board in its discretion. The Base Salary, as increased from time to time, shall constitute “Base Salary” for purposes of this Agreement.

4. ANNUAL BONUS OPPORTUNITY. For each fiscal year of employment with the Company or one of its affiliates (including, without limitation, ACFP), commencing in fiscal year 2021, the Executive will be eligible to receive an annual cash performance bonus (“Annual Bonus”), of up to 60% of the Executive’s Base Salary, based upon the achievement of individual and company performance objectives as mutually agreed by the Board and the Executive. Annual Bonuses are payable at the time such bonuses are otherwise payable to actively employed senior executives of the Company, subject to good standing and continuous employment with the Company through the payment date, except as otherwise provided herein.

5. MANAGEMENT INCENTIVE PLAN.

(a) ELIGIBILITY. During the term of employment, the Executive shall be eligible to participate in such other plans or programs as the Company may from time to time adopt, subject to all applicable terms and conditions of such plans or programs and all applicable rules and regulations of the Securities and Exchange Commission.

(b) EQUITY AWARD. The Executive was granted an incentive equity award of stock options under the Amended and Restated Hot Air, Inc. 2016 Stock Option Plan (as amended and/or restated from time to time, the “Plan”) in respect of 13,250 shares of the common stock of Hot Air with an exercise price equal to $500.00 per share, which shall be amended subject to the terms, conditions, and restrictions set forth in (i) the Amendment to the Non-Qualified Stock Option Agreement Pursuant to the Hot Air, Inc. Amended and Restated 2016 Stock Option Plan substantially in the same form attached as Exhibit A hereto to be entered into by and between the Company and the Executive (the “Amended Award Agreement”) and (ii) the provisions of the Plan.

6. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. The Executive shall be entitled to continue to participate in the employee benefit plans, policies, and programs that ACFP has adopted or may adopt, maintain or contribute to for the benefit of its executive-level employees generally, subject to satisfying the applicable eligibility requirements, provided that, if the benefit plans of ACFP are integrated into the benefit plans of the Company, the Executive shall instead be entitled to participate in the employee benefit plans, policies, and programs that the Company has adopted or may adopt, maintain or contribute to for the benefit of its executive-level employees generally, subject to satisfying the applicable eligibility requirements. Notwithstanding the foregoing, the Company may modify, amend or terminate any employee benefit plan at any time in accordance with the terms of the applicable plans, policies and programs.

(b) VACATION. For each fiscal year (or portion thereof) of employment, the Executive will be eligible to earn up to fifteen (15) vacation days per year (pro-rated for partial years). Unused vacation time may not be carried over from one fiscal year to the next, and must be used in the fiscal year in which it is earned, and if not so taken, shall be, to the fullest extent of the law, forfeited.

(c) BUSINESS EXPENSES. Upon presentation of appropriate documentation, the Executive shall be reimbursed for all reasonable business expenses incurred by him in connection with the performance of the Executive’s duties hereunder, including a car allowance in an amount of eight hundred dollars ($800.00) per month, in accordance with the Company’s expense reimbursement policy for executive-level employees of the Company.

7. TERMINATION.

(a) BY THE COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE FOR GOOD REASON. The Company may terminate the Executive’s employment upon thirty (30) days’ written notice by the Company to the Executive of an involuntary termination without Cause (as defined below) (other than for death or Disability), and the Executive may resign from the Company for Good Reason (as defined below) upon thirty (30) days’ written notice by the Executive to the Company of resignation for Good Reason, subject to the Company’s obligation to pay:

(i) all accrued and unpaid Base Salary and accrued and unused vacation pay, payable within thirty (30) days of the date of termination, and all accrued and vested benefits through the date of termination, payable in accordance with the terms of the applicable benefit plan (the “Accrued Obligations”);

(ii) any Annual Bonus for any prior completed fiscal year (beginning in the fiscal year starting on January 1, 2021) that has been determined but not paid as of the date of termination, payable within thirty (30) days of the date of termination (each, a “Prior Year Bonus”);

(iii) a pro-rata portion (based on days worked through the date of termination) of the Annual Bonus for the fiscal year of termination that the Executive would have earned for such year had employment continued, based on actual performance results for the full annual performance period, payable at the time that annual bonuses are paid to active executives of the Company (but in no event later than the time such bonuses are otherwise payable to actively employed senior executives of the Company) (the “Pro-Rata Bonus”); and

(iv) continued payment (“Severance Pay”) of the Executive’s Base Salary, payable in equal installments in accordance with the Company’s payroll practices (not less frequently than monthly), for a period (the “Severance Period”) of twelve (12) months after the date of termination commencing on the first payroll period after the Release becomes effective in accordance with Section 8, below; provided, however, that in the event the Executive enters into a consulting, employment or other service relationship or arrangement with a third party during the Severance Period (such relationship or arrangement, “New Relationship”), the Executive’s entitlement to the Severance Pay, and the Company’s obligation to pay the Severance Pay, will immediately cease upon the effective date of the New Relationship.

(b) CAUSE. The Company may terminate the Executive’s employment for Cause (as defined below), at any time upon written notice, subject only to the Company’s obligation to pay the Executive the Accrued Obligations.

For purposes of this Agreement, “Cause” shall mean:

(i) The Executive’s engaging in dishonesty, fraud, misappropriation, or embezzlement with respect to the Company or in connection with the performance of his duties;

(ii) The Executive’s willful misconduct, recklessness or gross negligence that materially injures the Company, whether such harm is economic or non-economic, including, but not limited to, material injury to their respective businesses or reputations;

(iii) The Executive’s conviction or plea of guilty or nolo contendere to any felony or to any misdemeanor involving moral turpitude;

(iv) The Executive’s continued and willful refusal to follow the reasonable and lawful directives that are assigned to the Executive by the Board, which, if curable, has not been cured by the Executive within thirty (30) days after the Executive’s receipt of written notice from the Company; or

(v) The Executive’s material breach of this Agreement or any other agreement or policy applicable to the Executive, which, if curable, has not been cured by the Executive within thirty (30) days after receipt of written notice from the Company stating with reasonable specificity the nature of such breach;

(vi) The Executive’s breach of any fiduciary duty or duty of loyalty to the Company or any of its affiliates, or their respective shareholders; and

(vii) The Executive’s engaging in any misconduct, gross negligence, or illegal conduct that is injurious or detrimental to the Company or any of its affiliates, which conduct, to the extent curable, is not cured within ten (10) days after receipt of written notice from the Company that identifies and describes the alleged misconduct, gross negligence, or illegal conduct in reasonable details.

(c) GOOD REASON. The Executive may resign from his employment for Good Reason (as defined below), at any time upon not less than thirty (30) days’ written notice.

For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent:

(i) A material reduction in the Executive’s Base Salary, other than in connection with salary reductions of not more than ten percent (10%) imposed on all executive-level employees as approved by the Board;

(ii) A material diminution in the Executive’s authority, duties, or responsibilities;

(iii) The Company requires the Executive to have as the Executive’s principal place of work any location which is more than fifty (50) miles outside of Fort Lauderdale, Florida and results in a material increase in the Executive’s commute; or

(iv) Any other action or inaction that constitutes a material breach by the Company of this Agreement.

For purposes of this Agreement, Good Reason shall not be deemed to exist unless following the initial existence of one of the conditions specified in clauses (i) through (iv) above, the Executive provides the Company with written notice of the existence of such condition within thirty (30) days after the initial existence of the condition, the Company fails to remedy the condition within thirty (30) days after its receipt of such notice, and the Executive’s termination of employment for Good Reason occurs within thirty (30) days after the Company fails to so remedy the condition.

(d) DEATH OR DISABILITY. The Executive’s employment shall be terminated immediately upon written notice by the Company to the Executive of termination due to Disability (as defined below) or automatically on the date of death of the Executive. In either event, the Company shall pay or provide the Executive or the Executive’s estate, as the case may be, with the Accrued Obligations (including any life insurance and/or disability benefits that may be payable in accordance with their terms), any unpaid Prior Year Bonus and the Pro-Rata Bonus. For purposes of this Agreement, “Disability” shall be defined as a physical or mental illness, incapacity or disability which has rendered, or is likely to render, the Executive unable to perform the Executive’s material duties on a full-time basis for a period of ninety (90) consecutive days or one hundred fifty (150) days within any twelve-month period, as determined by the Board in its sole discretion.

(e) VOLUNTARY RESIGNATION BY THE EXECUTIVE WITHOUT GOOD REASON. Upon thirty (30) days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (subject to the Company’s right in its sole discretion to accelerate the date of termination to a date prior to the end of such notice period), the Company’s sole obligation will be to pay the Executive the Accrued Obligations and, subject to the Executive’s providing prior written notice as set forth above, any unpaid Prior Year Bonus.

(f) OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with the Company, the Executive shall promptly resign from the Board and any other position as an officer, director or fiduciary of any Company-related entity and shall execute any resignation letters or other documentation reasonably requested by the Company to effect and memorialize such resignations.

8. RELEASE. Any and all payments and benefits under Section 7 (other than the Accrued Obligations) after termination will be subject to the Executive’s timely execution and delivery (without revocation) of a general release of claims in a form provided to the Executive by the Company within seven (7) business days after termination, it being understood that nothing herein or in the Release shall limit the Executive’s right to seek enforcement of this Agreement or the Release. Any rights to payments hereunder that are subject to execution of the Release shall be made on the first payroll period after the Release becomes effective, provided that if the period during which the Executive my execute and deliver the Release spans two calendar years, then to the extent required by Code Section 409A (as defined below), such payments will commence in the second year and include any amounts otherwise payable in the first year.

9. KEY-PERSON INSURANCE. The Company shall have the right to insure the life of the Executive for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company, and the Executive shall have no interest in any such policy. The Executive agrees to reasonably cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all reasonably necessary documents, provided that no financial obligation is imposed on the Executive by any such document.

10. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY AND RESTRICTIVE COVENANT AGREEMENT. The Executive will be subject to standard ongoing confidentiality obligations and restrictive covenants, as set forth in BurgerFi International, Inc. Agreement Regarding Confidential Information and Prohibiting Competition in substantially the form attached hereto as Exhibit B (the “Confidentiality and Restrictive Covenant Agreement”), to be executed by the Executive on or prior to the Commencement Date as a pre-condition to his employment with the Company.

(b) RETURN OF COMPANY PROPERTY. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

(c) SURVIVAL OF PROVISIONS. The obligations contained in Sections 10, 11, 17 and 18 hereof shall survive termination of the Executive’s employment with the Company and shall be fully enforceable thereafter.

11. COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable cooperation and assistance to the Company, its subsidiaries or affiliates and their respective representatives in connection with any claims, actions, investigations, proceedings, litigations or otherwise (“Claims”) with regard to matters which the Executive has knowledge as a result of the Executive’s employment with the Company, its subsidiaries or its affiliates, and will assist the Company, its subsidiaries or its affiliates in the prosecution or defense of any Claims that may be made by or against the Company, its subsidiaries or its affiliates, to the extent that such Claims may relate to the period of the Executive’s employment with the Company. The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving such Claims that may be filed or threatened against the Company or its affiliates. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company, its subsidiaries or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company, its subsidiaries or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in complying with this Section 11 in accordance with its expense reimbursement policies. Nothing in this Agreement shall be construed to prohibit the Executive from reporting possible violations of federal or state law or regulations to any governmental agency or entity or self-regulatory institution, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Prior authorization of the Company shall not be required to make any such reports or disclosures and the Executive is not required to notify the Company that he has made such reports or disclosures.

12. ASSIGNMENT AND CHANGE IN OWNERSHIP PROTECTION. The Company shall require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform its obligations to the Executive under this Agreement in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

13. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown

on the records of the Company

If to ACFP:

ACFP Management, Inc.

200 W. Cypress Creek Road

Fort Lauderdale, Florida 33309

Attention: Patrick Renna

E-mail: patrick@acfp.com

If to the Company:

BurgerFi International, Inc.

105 U.S. Highway 1

North Palm Beach, FL 33408

Attention: Ian Baines; Mike Rabinovitch

E-mail: ian@burgerfi.com; mike@burgerfi.com

With a copy to (which shall not constitute notice):

Holland & Knight LLP

701 Brickell Avenue, Suite 3300

Miami, Florida 33131

Attention: Enrique A. Conde, Esq.

E-mail: enrique.conde@hklaw.com

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

15. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. GOVERNING LAW; DISPUTE RESOLUTION.

(a)

GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Florida and any proceeding arising between the parties in any manner pertaining or related to this Agreement shall, to the extent permitted by law, be held in Palm Beach County, Florida.

(b)

MEDIATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by a mediation administered by a mutually agreed upon mediator and, except as set forth below, the cost of any such mediation shall be shared equally by all parties thereto. Any judgment on the award rendered by the mediator(s) may be entered in any court having jurisdiction thereof. During any mediation related to the Agreement, the parties shall continue to perform their respective obligations under this Agreement.

18. EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of the Confidentiality and Restrictive Covenant Agreement or of Section 10 or Section 11 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In the event of a violation by the Executive of the Confidentiality and Restrictive Covenant Agreement or of Section 10 or Section 11 hereof, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Executive (other than $1,000) shall be immediately repaid to the Company.

19. INDEMNIFICATION AND LIABILITY INSURANCE. The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the extent provided under the charter documents of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company. The Company shall cover the Executive under its directors’ and officers’ liability insurance policies as in effect from time to time to the same extent as the Company covers its officers and directors.

20. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with the Confidentiality and Restrictive Covenant Agreement and all exhibits hereto and thereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, including, without limitation, the “Employment Agreement Term Sheet” entered into between the Company and the Executive. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

21. REPRESENTATIONS; NO RESTRICTIONS.

(a) The Executive represents and warrants that the Executive has disclosed to the Company and provided copies of any agreement Executive may have with any third party (e.g., a former employer) which may limit the Executive’s ability to work for the Company, or which otherwise could create a conflict of interest with the Company.

(b) The Executive further represents and warrants that the Executive is not bound by any non-competition, non-disclosure, non-solicitation, or similar obligations, except for those contained in the written agreements the Executive has provided to the Company.

(c) The Executive understands that the Executive is prohibited from using or disclosing any confidential information or materials, including trade secrets, of any former employer or other third party to whom the Executive has an obligation of confidentiality and from violating any lawful agreement that the Executive may have with any third party.

(d) By accepting employment with the Company, the Executive represents that the Executive has and will comply with these requirements and that the Executive is not in the possession of any confidential documents or other property of any former employer or other third party.

22. CONDITIONS PRECEDENT. Employment with the Company is subject to the Executive’s execution of this Agreement, the Confidentiality and Restrictive Covenant Agreement and any other documents reasonably requested and/or customarily required by the Company.

23. TAX WITHHOLDING. The Company may withhold from any amounts payable to the Executive hereunder or otherwise all federal, state, city or other taxes that the Company reasonably determines are required to be withheld pursuant to any applicable law or regulation.

24. CODE SECTION 409A COMPLIANCE.

(a) The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “non-qualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

(d) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BURGERFI INTERNATIONAL, INC.

By:	/s/ Ophir Sternberg
Name: Ophir Sternberg
Title: Executive Chairman

ACFP MANAGEMENT, INC.

By:	/s/ Matt Leeds
Name: Matt Leeds
Title: Authorized Representative

EXECUTIVE

By:	/s/ Ian Baines
Name: Ian Baines

[Signature Page to CEO Employment Agreement]

EXHIBIT A

(See Attached)

EXHIBIT B

(See Attached)

EXHIBIT B

BURGERFI INTERNATIONAL, INC.

AGREEMENT REGARDING CONFIDENTIAL INFORMATION

AND

PROHIBITING COMPETITION

I, the undersigned employee of BurgerFi International, Inc., a Delaware corporation (the “Company”), am entering into this Agreement in consideration of my employment by the Company. The Company is in the business of operating restaurant brands, currently consisting of (i) a fast-casual “better burger” concept under the name “BurgerFi,” and (ii) upscale casual dining restaurants in the specialty pizza segment under the name “Anthony’s Coal Fired Pizza”, but may include additional brands acquired by the Company from time to time (the “Company’s Business”). I hereby acknowledge that, in conjunction with the performance of my duties as an employee of the Company, I will be exposed to, making use of, acquiring and adding to confidential information of a special and unique nature and value affecting and relating to the Company and its financial operations, including, but not limited to: the Company’s Business, the identity of the Company’s clients, the prices being charged by the Company to such clients, the Company’s contracts, business records and other records, the Company’s trade secrets, customer lists, vendors and vendor lists, recipes, billing forms, methods, and procedures, trade names, manuals, photographs, samples, literature, sales aids of every kind, software, advertising methods and strategies, information regarding advertising locations, style and wording of all advertising, plans for expansion or marketing strategies, and other similar information relating to the Company and the Company’s Business (all the foregoing being hereinafter referred to collectively as “Confidential Information”). I agree that the Confidential Information is a trade secret of, and is owned solely by, the Company.

I acknowledge that the disclosure of Confidential Information to competitors of the Company would cause the Company irreparable injury. Because I have been and will be exposed to Confidential Information, the Company requires, as a condition to my employment with the Company, that I, the undersigned, execute and deliver to the Company this legally binding agreement (“Agreement”), which is intended to protect the Company from my unauthorized use of the Confidential Information and to prohibit the Company’s competitors from receiving the benefits of my knowledge of the Company’s Business or the specialized training that the Company has provided or will provide to me. This Agreement does not obligate the Company to employ or retain me for any specific length of time. Although the Company seeks to retain valued employees and independent contractors, employment with the Company remains terminable by the Company “at will.”

I agree that all Confidential Information is owned exclusively by the Company, that I may use the Confidential Information only when permitted by the Company and only for the benefit of the Company, that at all times during and subsequent to my employment with the Company, I will not disclose any Confidential Information to any other person or entity for any reason whatsoever, and that I will at all times take such actions as shall be necessary to maintain the confidentiality of the Confidential Information and to prevent its unauthorized disclosure.

I agree that, upon the Company’s demand, whether verbal or written, I will promptly deliver as directed, without retaining copies, all materials and media in my possession that contain Confidential Information or that relate to the Company’s Business. I agree that the fact that I had knowledge, or that others may have had knowledge, of Confidential Information prior to the execution of this Agreement shall not in any way limit or affect my obligations under this Agreement.

I agree that all copyrightable, patentable or unpatentable business information, and other proprietary information, inventions, techniques, know-how, materials and Confidential Information created by me during my employment with the Company, together with all rights relating to said property, are the exclusive property of the Company and its assigns. I further agree that this Agreement constitutes a “Work for Hire” with respect to any copyrightable works created by me during my employment with the Company. I agree to execute all documents, including, but not limited to, assignments of rights, that the Company may request to assist in establishing its ownership of such property.

During the term of my employment with the Company and for the period of twelve (12) months after the date my employment with the Company is terminated, (the “Restricted Period”) I will not directly or indirectly, in any location during the term of my employment, and, during the remainder of the Restricted Period following the term of my employment, in the States located in the Southeast or the Mid-Atlantic of the United States, operate, organize, maintain, establish, manage, own, participate in, or in any manner whatsoever, individually or through any corporation, firm or organization of which I shall be affiliated in any manner whatsoever, have any interest in, whether as owner, investor, operator, partner, stockholder, director, trustee, officer, mortgagee, employee, independent contractor, principal, agent, consultant or otherwise, any other business or venture which engages in the Company’s Business, or is otherwise in competition with Company or any assigns of the Company, unless such activity shall have been previously agreed to in writing by Company and its successors and assigns (I acknowledge that the Company’s Business is advertised and conducted throughout the United States, and accordingly that this covenant against competition shall extend to the entire United States). Further, during the Restricted Period, I will not: (i) directly or indirectly, divert from the Company or its successors or assigns any proprietary product or service of Company, or cause any client or account of Company to cease using or acquiring Company’s products or services; or (ii) directly or indirectly, solicit for employment, employ or otherwise engage the services of, any employees, independent contractors, vendors (solely with respect to the proprietary products or services of the Company), agents, or consultants of the Company or its successors or assigns. I understand that the obligations set forth in this paragraph shall apply regardless of the reason for my termination of employment, whether such termination was voluntary or involuntary, and regardless of the reason for such termination.

I acknowledge that I may be performing services at one or more locations that are shared facilities with other entities that may be affiliates of the Company (“Affiliated Entities”). The Affiliated Entities each have their own respective confidential information like that described as the Company’s Confidential Information, and that the Affiliated Entities intend that such confidential information remain confidential under agreements like this agreement. If I should be exposed to or learn of any such confidential information, I agree that it is protected information that shall be owned by the Affiliated Entities in the same manner as the Confidential Information is owned and protected by the Company. Further, I agree that in no event shall any such confidential information be used by me for the purpose of competing with, or to solicit customers, employees, agents or independent contractors of, the Company or any Affiliated Entity. The Affiliated Entities are intended third party beneficiaries for the purpose of enforcing the foregoing.

I agree that if I breach or threaten to breach this Agreement, the Company will be entitled to receive, in addition to all other remedies to which it may be entitled at law or in equity, temporary and permanent injunctions prohibiting any breach of this Agreement by me, or by my partners, agents, representatives, servants, employers, employees, independent contractors and all persons directly or indirectly acting for or with me. In the event the Company obtains a temporary or permanent injunction, I agree that any such injunction shall compute the twelve (12) month restriction from the date the injunction is entered. This Agreement shall be interpreted under the laws of the State of Florida, and the venue for any proceedings under this Agreement shall be Palm Beach County, Florida. I hereby submit to the jurisdiction of any state or federal courts in Palm Beach County, Florida for purposes of the foregoing. The terms of this Agreement shall survive the termination of my employment by the Company.

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by a mediation administered by a mutually agreed upon mediator and, except as set forth below, the cost of any such mediation shall be shared equally by all parties thereto. Any judgment on the award rendered by the mediator(s) may be entered in any court having jurisdiction thereof. During any mediation related to the Agreement, the parties shall continue to perform their respective obligations under this Agreement.

I agree that the restrictions contained in this Agreement are fair and reasonably necessary to protect the legitimate business interests of the Company, and will not unfairly restrict my ability to find gainful work in my field. I also agree that if a court determines that any of the restrictions in this Agreement are unenforceable, the court, in so establishing a substitute restriction, shall recognize that I agree that the restrictions described above be imposed and maintained to the maximum lawful extent. I hereby certify that no representative or agent of the Company has represented, expressly or otherwise, that the Company would not seek to enforce this Agreement. The provisions contained herein shall be binding upon me as an independent obligation and shall be enforceable even if there is or is claimed to be a breach of this Agreement or any other agreement, understanding, commitment or promise by the Company. The Company’s failure or refusal to enforce any of the terms contained in this Agreement against any other employee or independent contractor or former employee or independent contractor for any reason, shall not constitute a defense to the enforcement of this Agreement against me.

I agree that I will not at any time (during or after my employment with the Company) disparage the reputation of the Company, or its customers, vendors, merchants, officers, members, manager, directors, agents, employees or independent contractors.

[SIGNATURE PAGE FOLLOWS]

By executing this Agreement in the space provided below I confirm that I have read, understand and agree to all the provisions of this Agreement and that I agree to be legally bound by the terms of this Agreement. This Agreement is for the benefit of and may be enforced by the Company, its successors and assigns.

Agreed to this 4th day of November, 2021

BURGERFI INTERNATIONAL, INC.

By:	/s/ Ophir Sternberg
Name:	Ophir Sternberg
Title:	Executive Chairman

EXECUTIVE

By:	/s/ Ian Baines
Name:	Ian Baines